Exhibit 23.1


                 [LETTERHEAD OF RALPH E. DAVIS ASSOCIATES, INC.]


                                   CONSENT OF
                         RALPH E. DAVIS ASSOCIATES, INC.

         We hereby consent to the use of the name "Ralph E. Davis Associates, Inc." and the references to Ralph E. Davis Associates, Inc., and the inclusion of and references to our report, or information contained therein, dated November 4, 2004, prepared for Cadence Resources Corporation in the Post Effective Amendment No. 2 to the SB-2 Registration Statement.

Houston, Texas
November 10, 2005

                                           RALPH E. DAVIS ASSOCIATES, INC.


                                           /s/ Joseph Mustacchia, Jr.
                                           -------------------------------------
                                           Name:  Joseph Mustacchia, Jr.
                                           Title: Executive Vice President.